Exhibit 4.1

CERTIFICATE OF DESIGNATION

of

SERIES B CONVERTIBLE PREFERRED STOCK

of

REDBACK NETWORKS INC.

Pursuant to Section 151 of the General

Corporation Law of the State of Delaware

The undersigned, Thomas L. Cronan III, does hereby certify:

1. That he is the duly elected and acting Senior Vice President of Finance and Administration and Chief Financial Officer of Redback Networks Inc., a Delaware corporation (the “Corporation”); and

2. That the Board of Directors of the Corporation, pursuant to the authority expressly vested in it, has duly adopted the following resolution creating a series of Preferred Stock of the Corporation:

WHEREAS, the Amended and Restated Certificate of Incorporation of Redback Networks, Inc., a Delaware corporation (the “Corporation”), which was adopted pursuant to that certain Plan of Reorganization of the Corporation (the “Plan”) which was confirmed by order of the United States Bankruptcy Court for the District of Delaware on December 22, 2003, authorizes the Corporation to issue a total of 10,000,000 shares of preferred stock, par value $0.0001 per share (“Preferred Stock”), which may be divided into one or more series as the Board of Directors may determine;

WHEREAS, the Amended and Restated Certificate of Incorporation of the Corporation expressly vests in the Board of Directors the authority to fix and determine the designations, powers, preferences, relative and other special rights, and the qualifications, limitations and restrictions, of the Preferred Stock; and

WHEREAS, the Board of Directors deems it advisable to designate a series of the Preferred Stock consisting of 750,000 shares designated as Series B Convertible Preferred Stock;

NOW, THEREFORE, IT IS HEREBY RESOLVED, that pursuant to Article IV of the Amended and Restated Certificate of Incorporation of the Corporation, there be and hereby is authorized and created a series of Preferred Stock hereby designated as Series B Convertible Preferred Stock, to consist of 750,000 shares, having a par value of $0.0001 per share, which series shall have the voting rights, designations, powers, preferences, relative and other special rights, and the qualifications, limitations and restrictions set forth below:

Series B Convertible Preferred Stock. 750,000 of the authorized shares of Preferred Stock are hereby designated “Series B Convertible Preferred Stock” (the “Series B Preferred Stock”). The rights, preferences, privileges, restrictions and other matters relating to the Series B Preferred Stock are as follows:

(a) Dividend Rights.

(i) General. Subject to the right of any other series of Preferred Stock that may from time to time come into existence and which is expressly senior to the rights of the Series B Preferred Stock, the holders of Series B Preferred Stock, in preference to the payment of any dividends to the holders of common stock, par value $0.0001 per share, of the Corporation (the “Common Stock”), the Series A Junior Participating Preferred Stock, par value $0.0001 per share, of the Corporation, and any other stock of the Corporation hereafter created which shall be junior to the Series B Preferred Stock (collectively with the Common Stock, “Junior Stock”), shall be entitled to receive dividends, when, as and if declared by the Board of Directors, but only out of funds that are legally available therefor, at the Series B Dividend Rate on each outstanding share of Series B Preferred Stock. For any share of Series B Preferred Stock, such dividends shall begin to accrue commencing upon the first day such share of Series B Preferred Stock is issued and becomes outstanding and shall be payable semi-annually on January 1 and July 1 of each year, beginning on July 1, 2004 (each, a “Dividend Payment Date”), provided that (i) if any such Dividend Payment Date is not a Business Day, then any such dividend shall be payable on the next Business Day, and (ii) any such dividend shall be payable only as the Board of Directors may from time to time determine, and only when, as and if declared by the Board of Directors. Subject to the foregoing, any such dividend shall be paid to the holders of record at the close of business on the date specified by the Board of Directors at the time such dividend is declared, provided, however, that such date may not be more than 30 days nor less than 10 days prior to the applicable Dividend Payment Date. Such dividends shall accrue day by day and shall be cumulative, whether or not declared by the Board of Directors and whether or not there shall be funds legally available for the payment of dividends. Dividends payable for any period shorter or longer than a semi-annual dividend period shall be computed on the basis of a 360-day year of twelve 30-day months. Dividends in arrears may be declared by the Board of Directors and paid on any date fixed by the Board of Directors, without reference to any regular Dividend Payment Date. Any dividend paid upon the Series B Preferred Stock at a time when any accrued dividends for any prior periods are delinquent shall be expressly declared as a dividend in whole or partial payment of the accrued dividend for the earliest period or periods for which dividends are then delinquent, and shall be so designated to each holder to whom payment is made thereof.

(ii) PIK Dividends. The Corporation shall have the option to pay dividends on the Series B Preferred Stock contemplated by Section (a)(i) above in cash or in fully paid and nonassessable shares of Series B Preferred Stock (any such dividends that are paid in shares of Series B Preferred Stock are herein called “PIK Dividends”); provided, however, the Corporation shall not pay any PIK Dividend (i) without the consent of the holders of a majority of the Series B Preferred Stock unless the sale, distribution or other disposition of the Common Stock issuable upon conversion of the Series B Preferred Stock to be paid as part of the PIK Dividend by the holders of such Series B Preferred Stock is registered under the Securities Act of 1933, as amended (the “Securities Act”) by an effective and useable registration statement, on the appropriate Form, all in compliance with the Securities Act and the rules promulgated thereunder, and no stop order has been issued with respect thereto, except that a PIK Dividend with respect to the July 1, 2004 Dividend Payment Date shall not be so restricted, and (ii) if the payment thereof would cause the Corporation not to be in compliance with Rule 4350(i)(1)(D) of the Nasdaq Stock Market with respect to required stockholder approvals. The PIK Dividends shall be paid by delivering a number of shares of Series B Preferred Stock determined by dividing the aggregate dollar amount of such PIK Dividend (rounded to the nearest whole cent) by the Series B Price as of the payment date of such PIK Dividend. The Corporation shall not issue fractional shares of Series B Preferred Stock to which holders may become entitled pursuant to this subparagraph, but in lieu thereof, the Corporation shall deliver cash in an amount equal to the applicable fraction of the Series B Price. Any additional shares of Series B Preferred Stock issued pursuant to this Section (a)(ii) shall be governed by this resolution and shall be subject in all respects, except as to the date of issuance and date from which dividends accrue and cumulate as set forth above, to the same terms as the shares of Series B Preferred Stock originally issued hereunder.

(iii) Participation. If the Corporation declares a dividend or distribution on Common Stock (other than a Common Stock Event (as defined below in Section (d)(v)), then the Corporation shall, in addition to any dividend otherwise payable pursuant to this Section (a), declare and pay to the holders of the Series B Preferred Stock a dividend or other distribution consisting of the dividend or distribution that would have been payable on the shares of Common Stock had the Series B Preferred Stock been converted into Common Stock immediately prior to the record date fixed for the determination of the holders of the Common Stock entitled to receive such dividend or distribution, or, if no such record was taken, the date as of which the record holders of Common Stock entitled to such dividend or distribution were determined.

(iv) Limitations on Junior Dividends and Repurchases. In addition to the requirements of Section (b)(ii), so long as any shares of Series B Preferred Stock shall be outstanding, without the prior written consent of the holders of a majority of the then issued and outstanding shares of Series B Preferred Stock, no dividends (other than Common Stock dividends paid pro rata to the Corporations’ stockholders), whether in cash, securities or other property, shall be paid or declared, nor shall any other distribution (other than a Common Stock dividend paid pro rata to the Corporation’s stockholders) be made, on any shares of Junior Stock, nor shall any shares of any Junior Stock of the Corporation be purchased, redeemed or otherwise acquired for value by the Corporation or any of its subsidiaries (except (A) for acquisitions of Common Stock by the Corporation or its subsidiaries pursuant to stock-based compensation arrangements or agreements that permit the Corporation to repurchase such shares upon termination of services to the Corporation or its subsidiaries for a price not greater than the cost thereof to the applicable service provider, (B) for acquisitions by the Corporation or its subsidiaries in whole or partial satisfaction of the exercise price or applicable tax withholding requirements in respect of any option, restricted stock or similar award made pursuant to any compensation or benefit plan, agreement or arrangement maintained or assumed by the Corporation or its subsidiaries, and (C) by conversion into, or exchange for, Junior Stock) until all dividends (set forth in Section (a)(i) above) then accrued on the Series B Preferred Stock shall have been paid or declared and set apart for payment.

(v) Definitions. Unless the context otherwise requires, the terms defined in this Section (a)(v) shall have, for all purposes of this resolution, the meanings herein specified (with terms defined in the singular having comparable meanings when used in the plural):

“Business Day” means any day other than a Saturday, a Sunday or a day on which banking institutions in the City of New York, New York are authorized or required by law to be closed.

“Closing Price” means, with respect to the Common Stock, (i) the last reported sales price of the Common Stock on the New York Stock Exchange, or (ii) if not listed on the New York Stock Exchange, the last reported sales price of the Common Stock as quoted by the Nasdaq National Market.

“Series B Compounded Amount” shall, on any particular date, be equal to (A) the sum of the Series B Original Issue Price and the amount of all dividends on a share of Series B Preferred Stock accrued and unpaid as of such date, less (B) the dividend, as of such date, which has accrued since the last Dividend Payment Date.

“Series B Dividend Rate” shall mean two percent (2%) per annum of the Series B Compounded Amount.

“Series B Original Issue Price” shall be $46.03 (as adjusted for any stock dividends paid in Series B Preferred Stock (other than paid as PIK Dividends), and combinations, stock splits, recapitalizations and the like each with respect to shares of Series B Preferred Stock).

“Series B Price” means, for a share of Series B Preferred Stock on any date, the product of ten (as adjusted for any Common Stock dividends, combinations, stock splits, recapitalizations and the like each with respect to shares of Common Stock) times the average Closing Price of Common Stock for the ten (10) consecutive Trading Days immediately prior to such date; provided, however, that if there is no Closing Price for the Common Stock, the Series B Price on any particular date shall be determined by an investment banking firm of national standing selected by the holders of a majority of the then outstanding shares of Series B Preferred Stock.

“Trading Day” means, with respect to the Common Stock, any day on which the New York Stock Exchange or Nasdaq National Market is open for business and on such day the Common Stock is then traded on such market.

(b) Voting Rights.

(i) General Rights. Except as otherwise provided herein or as required by law, the Series B Preferred Stock shall vote with the shares of the Common Stock of the Corporation and not as a separate class, at any annual or special meeting of stockholders of the Corporation or the taking of any stockholder action by written consent. Subject to the limitations set forth in Section (b)(iv) below, each holder of shares of Series B Preferred Stock shall be entitled to such number of votes as shall be equal to the whole number of shares of Common Stock into which such holder’s aggregate number of shares of Series B Preferred Stock are convertible pursuant to Section (d) hereof immediately after the close of business on the record date fixed for such meeting or the effective date of such written consent.

(ii) Separate Vote of Series B Preferred Stock. In addition to any other vote or consent required herein or by law, the approval of the holders of at least a majority of the outstanding Series B Preferred Stock, voting as a separate class, shall be necessary before the Corporation or any of its subsidiaries shall take or effect any of the following actions:

(A) any action that authorizes, creates or results in the issuance, including by merger, consolidation, reorganization or recapitalization, of any class or series of stock having liquidation preferences, dividend rights, anti-dilution protection or redemption rights senior or superior to or on a parity with the Series B Preferred Stock, or any other securities, including debt securities having liquidation preferences, dividend rights, anti-dilution protection or redemption rights senior or superior to or on a parity with the Series B Preferred Stock, which other securities are convertible into, or exercisable for, or issued in connection with equity securities of the Corporation;

(B) any increase or decrease in the authorized number of shares of Series B Preferred Stock;

(C) any amendment, alteration, waiver or repeal, including by way of merger, consolidation, reorganization or recapitalization, of any provisions of the Amended and Restated Certificate of Incorporation, as amended from time to time, including all Certificates of Designation, or Bylaws, as amended from time to time, of the Corporation, in each case that, directly or indirectly, adversely affects the rights, preferences or privileges of the Series B Preferred Stock;

(D) any merger, reorganization or consolidation of the Corporation, other than an Acquisition (as defined in Section (c)), in which the Series B Preferred Stock is converted into the right to receive any securities or property other than shares of Series B Preferred Stock with the voting rights, designations, powers, preferences, relative and other special rights, and the qualifications, limitations and restrictions set forth in this resolution; and

(E) the payment or declaration of any dividend or distribution, whether in cash, securities or other property, on any Common Stock, Preferred Stock or other capital stock of the Corporation, or the purchase, redemption or other acquisition of any shares of any Junior Stock of the Corporation for value by the Corporation or any of its subsidiaries (except (A) for acquisitions of Common Stock by the Corporation or its subsidiaries pursuant to stock-based compensation arrangements or agreements that permit the Corporation to repurchase such shares upon termination of services to the Corporation or its subsidiaries for a price not greater than the cost thereof to the applicable service provider, (B) for acquisitions by the Corporation or its subsidiaries in whole or partial satisfaction of the exercise price or applicable tax withholding requirements in respect of any option, restricted stock or similar award made pursuant to any compensation or benefit plan, agreement or arrangement maintained or assumed by the Corporation or its subsidiaries, and (C) by conversion into, or exchange for, Junior Stock).

(iii) Board of Directors. So long as any shares of Series B Preferred Stock remain outstanding, one (1) member of the Board of Directors shall be subject to election and removal by the holders of a majority in interest of the outstanding Series B Preferred Stock voting as a separate class (the “Series B Designee”). In the case of any vacancy in the office of a director elected by the holders of the Series B Preferred Stock, the holders of a majority of the outstanding shares of Series B Preferred Stock may elect a successor to hold office for the unexpired term of the director whose place shall be vacant. Any director who shall have been elected by the holders of the Series B Preferred Stock may be removed during the aforesaid term of office, either with or without cause, by, and only by, the affirmative vote of a majority of the holders of the outstanding shares of Series B Preferred Stock, given either at a special meeting of such stockholders duly called for that purpose or pursuant to a written consent of a majority of such stockholders. Any such act shall become effective on the date fixed in the notice to the Corporation thereof, or upon the delivery thereof to the Corporation, whichever is later, without the need for any other corporate procedure or action. For removal of any doubt, the appointment of a director as aforesaid, the dismissal or replacement of any director so appointed, shall be by written notice given to the Corporation by the party or parties designating the director pursuant to the procedures set forth above.

(iv) Notwithstanding any other provision of this Section (b), in the event that it is determined by Nasdaq (after full process, including any appeal process available to the Corporation) that the voting provisions set forth in this Section (b) violate or conflict with Nasdaq Marketplace Rule 4351, the number of votes to which each holder of shares of Series B Preferred Stock is entitled shall be reduced, pro rata, to the extent required to comply with such rule.

(c) Liquidation Rights.

(i) General.

(A) Liquidation Preference. Upon any Sale Transaction, liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, before any distribution or payment shall be made to the holders of any Junior Stock, the holders of Series B Preferred Stock shall be entitled to be paid in cash out of the assets of the Corporation legally available for distribution (or in the case of a Sale Transaction in the form of the consideration provided for by the terms thereof) an amount per share of Series B Preferred Stock equal to the sum of the Series B Original Issue Price plus the amount of all accrued and unpaid dividends on a share of Series B Preferred Stock (the “Liquidation Preference”) as of the day of payment of the Liquidation Preference, for each share of Series B Preferred Stock held by each such holder. If, upon any such Sale Transaction, liquidation, dissolution or winding up, the assets of the Corporation (or, in the case of an Acquisition, the aggregate consideration payable to the Corporation’s stockholders) shall be insufficient to make payment in full of the Liquidation Preference to all holders of Series B Preferred Stock, then such assets (or, in the case of an Acquisition, the remaining consideration payable to the Corporation’s stockholders) shall be distributed among the holders of Series B Preferred Stock at the time outstanding, ratably in proportion to the full amounts to which they would otherwise be respectively entitled.

(B) Participation. After the payment of the foregoing full Liquidation Preference of the Series B Preferred Stock and any other distribution that may be required with respect to any series of Preferred Stock that may from time to time come into existence and which is expressly senior to the rights of the Common Stock, (x) other than in the case of an Acquisition or an Asset Transfer which is not followed by a liquidation, dissolution or winding up of the Corporation, the remaining assets of the Corporation legally available for distribution, if any, shall be distributed to the holders of the Common Stock and the Series B Preferred Stock pro-rata based upon the number of shares of Common Stock held by such holders and the number of shares of Common Stock issuable upon conversion of the shares of Series B Preferred Stock held by such holders in accordance with the provisions of Section (d) below, and (y) in the case of an Acquisition or an Asset Transfer which is not followed by a liquidation, dissolution or winding up of the Corporation, the remaining assets of the Corporation legally available for distribution (or, in the case of an Acquisition, the remaining consideration payable to the Corporation’s stockholders), if any, shall be distributed to the holders of Common Stock pro-rata based upon the number of shares of Common Stock held by such holders.

(C) Sale Transaction. The Corporation shall not enter into any Sale Transaction that does not provide for the treatment of the holders of Series B Preferred Stock in a manner consistent with the provisions of this Section (c), assuming in the case of a merger or consolidation that the assets of the Corporation legally available for distribution equals the aggregate consideration to be received by the Corporation’s stockholders in such merger or consolidation. In the event the requirements of the immediately preceding sentence are not complied with in connection with a Sale Transaction, the Corporation shall forthwith either (A) cause the closing of such Sale Transaction to be postponed until such time as such requirements have been complied with or (B) cancel such Sale Transaction, in which event the rights, preferences and privileges of the holders of the Series B Preferred Stock shall revert to and be the same as such rights, preferences and privileges existing immediately prior to the date of the first notice referred to in Section (c)(v). Upon receipt by any holder of the full amount of the distributions to such holder as contemplated by this Section (c)(i) in respect of any share of Series B Preferred Stock, such share of Series B Preferred Stock shall be deemed to be retired and shall no longer be outstanding.

(ii) The following events (each a “Sale Transaction”) shall be considered a liquidation under this Section (c):

(A) any (i) consolidation or merger of the Corporation with or into any other corporation or other entity or person in which the stockholders of the Corporation immediately prior to such consolidation or merger own less than a majority of the equity interest and voting power of the surviving entity (or of the surviving entity’s parent) immediately after such consolidation or merger, excluding any consolidation or merger effected exclusively to change the domicile of the Corporation, or (ii) tender offer, corporate reorganization, or other acquisition transaction or series of related transactions, immediately after which the stockholders of the Corporation immediately prior to such tender offer, corporate reorganization, or other acquisition transaction or series of related transactions own less than a majority of the equity interests and voting power of the Corporation (clauses (i) and (ii) collectively, an “Acquisition”); or

(B) a direct or indirect sale, lease or other disposition of all or substantially all of the assets of the Corporation (an “Asset Transfer”).

(iii) In any of the events set forth in subparagraph (ii), if the consideration received by the Corporation or its stockholders is other than cash, its value will be deemed its fair market value as determined in good faith by the Board of Directors and the holders of a majority of the outstanding Series B Preferred Stock. Any securities shall be valued as follows:

(A) Securities not subject to restrictions on free marketability covered by subparagraph (B) below:

(1) If traded on a securities exchange or through the Nasdaq National Market (or a similar national quotation system), the value shall be deemed to be the average of the closing prices of the securities on such quotation system over the 30-day period ending three days prior to the closing;

(2) If actively traded over-the-counter, the value shall be deemed to be the average of the closing bid or sale prices (whichever is applicable) over the 30-day period ending three days prior to the closing; and

(3) If there is no active public market, the value shall be the fair market value thereof, as determined in good faith by the Board of Directors and the holders of a majority of the outstanding Series B Preferred Stock.

(B) The method of valuation of securities subject to restrictions on free marketability (other than restrictions arising solely by virtue of a stockholder’s status as an affiliate or former affiliate) shall be to make an appropriate discount from the market value determined as above in subparagraphs (iii)(A)(1), (2) or (3) to reflect the approximate fair market value thereof, as determined in good faith by the Board of Directors and the holders of a majority of the outstanding Series B Preferred Stock.

(iv) Notwithstanding any other provision of this Section (c), if any Acquisition is approved by both (A) the vote of the holders of at least a majority of the Series B Preferred Stock, voting as a single class, and (B) a vote sufficient under the Delaware General Corporation Law, these resolutions and the Bylaws of the Corporation, then such Acquisition and the rights of the holders of Common Stock and Preferred Stock in connection with such Acquisition will be governed by the documents to be entered into in connection with such Acquisition.

(v) Written notice of any such Sale Transaction, liquidation, dissolution or winding up, of the Corporation within the meaning of this Section (c), which states the date and time of the closing of the Sale Transaction, the payment date, the place where said payments shall be made and the date on which conversion rights as set forth herein terminate as to such shares (which shall be not less than 10 days after the date of such notice), shall be given by first class mail, postage prepaid, or by telecopy or facsimile, not less than 20 days prior to the payment date stated therein, to the then holders of record of Series B Preferred Stock, such notice to be addressed to each such holder at its address as shown on the records of the Corporation.

(d) Conversion Right. The holders of the Series B Preferred Stock shall have the following rights with respect to the conversion of the Series B Preferred Stock into shares of Common Stock (the “Conversion Rights”):

(i) Optional Conversion. Subject to and in compliance with the provisions of this Section (d), any share of Series B Preferred Stock may, at the option of the holder, be converted at any time into fully-paid and nonassessable shares of Common Stock. The number of shares of Common Stock to which a holder of Series B Preferred Stock shall be entitled upon conversion shall be the product obtained by multiplying the “Series B Preferred Conversion Rate” then in effect (determined as provided in subsection (d)(ii)) by the number of shares of Series B Preferred Stock being converted.

(ii) Series B Preferred Conversion Rate. The conversion rate in effect at any time for conversion of the Series B Preferred Stock (the “Series B Preferred Conversion Rate”) shall be the quotient obtained by dividing the Series B Original Issue Price by the “Series B Preferred Conversion Price,” determined as provided in subsection (d)(iii) below.

(iii) Series B Preferred Conversion Price. The conversion price for the Series B Preferred Stock shall initially be $4.603 the “Series B Preferred Conversion Price”). Such initial Series B Preferred Conversion Price shall be adjusted from time to time in accordance with this Section (d). All references to the Series B Preferred Conversion Price herein shall mean the Series B Preferred Conversion Price as so adjusted.

(iv) Mechanics of Conversion. Each holder of Series B Preferred Stock who desires to convert the same into shares of Common Stock pursuant to Section (d)(i) shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Corporation or any transfer agent for the Series B Preferred Stock, and shall give written notice to the Corporation at such office that such holder elects to convert the same. Such notice shall state the number of shares of Series B Preferred Stock being converted. Thereupon, the Corporation shall promptly issue and deliver at such office to such holder a certificate or certificates for the number of shares of Common Stock to which such holder is entitled and shall promptly pay (x) in cash the value of any fractional share of Common Stock otherwise issuable to any holder of Series B Preferred Stock, and (y) in cash or Common Stock as provided in Section (d)(xiii) below, any accrued and unpaid dividends on the Series B Preferred Stock. Such conversion shall be deemed to have been made at the close of business on the date of such surrender of the certificates representing the shares of Series B Preferred Stock to be converted, and the person or entity entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder of such shares of Common Stock on such date. If a conversion is in connection with a bona fide public offering of the shares of Common Stock pursuant to an effective registration statement under the Securities Act or under similar laws of other jurisdictions (a “Public Offering”), the conversion shall be conditioned upon the closing of the sale of Common Stock pursuant to such Public Offering, and the conversion shall not be deemed to have occurred until immediately prior to the closing of such sale of Common Stock.

(v) Adjustment Upon Common Stock Event. Upon the happening of a Common Stock Event at any time or from time to time after the date that the first share of Series B Preferred Stock is issued (the “Series B Original Issue Date”), the Series B Preferred Conversion Price shall, simultaneously with the happening of such Common Stock Event, be adjusted by multiplying the Series B Preferred Conversion Price in effect immediately prior to such Common Stock Event by a fraction, (i) the numerator of which shall be the number of shares of Common Stock issued and outstanding immediately prior to such Common Stock Event and (ii) the denominator of which shall be the number of shares of Common Stock issued and outstanding immediately after such Common Stock Event, and the product so obtained shall thereafter be the Series B Preferred Conversion Price. The Series B Preferred Conversion Price shall be readjusted in the same manner upon the happening of each subsequent Common Stock Event. As used in this Section (d), the term “Common Stock Event” shall mean (i) the issue by the Corporation of additional shares of Common Stock as a dividend or other distribution on outstanding Common Stock, (ii) a subdivision of the outstanding shares of Common Stock into a greater number of shares of Common Stock (by stock split, reclassification or otherwise), or (iii)

a combination or consolidation, by reclassification or otherwise of the outstanding shares of Common Stock into a smaller number of shares of Common Stock; provided, however, that the reverse stock split with respect to the Common Stock which is to occur as part of the Plan shall not be deemed a Common Stock Event.

(vi) Adjustment for Other Dividends and Distributions. If at any time or from time to time after the Series B Original Issue Date the Corporation pays a dividend or makes another distribution to the holders of the Common Stock (or fixes a record date for the determination of holders of Common Stock entitled to receive such dividend or other distribution) payable in securities of the Corporation or any of its subsidiaries, in each case other than shares of Common Stock, then in each such event provision shall be made so that the holders of Series B Preferred Stock shall receive upon conversion thereof, in addition to the number of shares of Common Stock receivable upon conversion thereof, the amount of securities of the Corporation or such subsidiary which they would have received had their Series B Preferred Stock been converted into Common Stock on the date of such event (or such record date, as applicable) and had they thereafter, during the period from the date of such event (or such record date, as applicable) to and including the conversion date, retained such securities receivable by them as aforesaid during such period, subject to all other adjustments required during such period under this Section (d) with respect to the rights of the holders of the Series B Preferred Stock or with respect to such other securities by their terms. Notwithstanding the foregoing, the adjustment provided by this Section (d)(vi) shall not be made if the holders of the Series B Preferred Stock shall have received a proportionate share of such dividend or distribution as provided in Section (a)(iii).

(vii) Adjustment for Reclassification, Recapitalization, Etc. If at any time or from time to time after the Series B Original Issue Date, the Common Stock issuable upon the conversion of the Series B Preferred Stock is changed into the same or a different number of shares of any class or classes of stock, whether by recapitalization, reclassification or otherwise (other than a Common Stock Event provided for in Section (d)(v) above, a reorganization, merger or consolidation provided for elsewhere in this Section (d), or the reverse stock split with respect to the Common Stock which is to occur as part of the Plan), in any such event each holder of Series B Preferred Stock shall have the right thereafter to convert such Series B Preferred Stock into the kind and amount of stock and other securities and property receivable upon such recapitalization, reclassification or other change by a holder of the maximum number of shares of Common Stock into which such shares of Series B Preferred Stock could have been converted immediately prior to such recapitalization, reclassification or change, all subject to further adjustment as provided herein or with respect to such other securities or property by the terms thereof. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section (d)(vii) with respect to the rights of the holders of Series B Preferred Stock after such recapitalization, reclassification or other change (including adjustment of the Series B Preferred Conversion Price then in effect and the number of shares issuable upon conversion of the Series B Preferred Stock), to the end that the provisions of this Section (d) shall be applicable after that event and be as nearly equivalent as practicable. Notwithstanding the foregoing, if any such recapitalization, reclassification or other change is approved by both (A) the vote of the holders of at least a majority of the Series B Preferred Stock, voting as a single class, and (B) a vote sufficient under the Delaware General Corporation Law, these resolutions and the Bylaws of the Corporation, then the rights of the holders of Series B

Preferred Stock in connection with such recapitalization, reclassification or other change will be governed by the documents to be entered into in connection with such transaction.

(viii) Adjustment for Mergers or Consolidations. If at any time or from time to time after the Series B Original Issue Date, there is a merger or consolidation of the Corporation with or into another corporation or another entity or person in which the Series B Preferred Stock remains outstanding, as a part of such merger or consolidation, provision shall be made so that the holders of the Series B Preferred Stock shall thereafter be entitled to receive upon conversion of each share of Series B Preferred Stock the number of shares of stock or other securities or property which a holder of the maximum number of shares of Common Stock into which such share of Series B Preferred Stock could have been converted immediately prior to such merger or consolidation, subject to adjustment in respect of such stock or securities by the terms thereof. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section (d)(viii) with respect to the rights of the holders of Series B Preferred Stock after the merger or consolidation (including adjustment of the Series B Preferred Conversion Price then in effect and the number of shares issuable upon conversion of the Series B Preferred Stock), to the end that the provisions of this Section (d) shall be applicable after that event and be as nearly equivalent as practicable. Notwithstanding the foregoing, if any such merger or consolidation is approved by both (A) the vote of the holders of at least a majority of the Series B Preferred Stock, voting as a single class, and (B) a vote sufficient under the Delaware General Corporation Law, these resolutions and the Bylaws of the Corporation, then the rights of the holders of Series B Preferred Stock in connection with such merger or consolidation will be governed by the documents to be entered into in connection with such transaction.

(ix) Certificate of Adjustment. In each case of an adjustment of the Series B Preferred Conversion Price or the number of shares of Common Stock or other securities issuable upon conversion of the Series B Preferred Stock, the Corporation shall, at its expense, compute such adjustment in accordance with the provisions hereof and prepare a certificate showing such adjustment, and shall deliver such certificate to each holder of Series B Preferred Stock. The certificate shall set forth such adjustment, showing in detail the facts upon which such adjustment is based, including a statement of the Series B Preferred Conversion Price at the time in effect, and the type and amount, if any, of other property which at the time would be received upon conversion of the Series B Preferred Stock.

(x) Notices of Record Date. Upon (i) any taking by the Corporation of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend or other distribution, or (ii) any Acquisition or other reorganization of the Corporation, any reclassification or recapitalization of the capital stock of the Corporation, any merger or consolidation of the Corporation with or into any other entity, or any Asset Transfer, or any voluntary or involuntary dissolution, liquidation or winding up of the Corporation, the Corporation shall mail to each holder of Series B Preferred Stock at least 10 days prior to the record date specified therein (or such shorter period approved by the holders of a majority of the outstanding Series B Preferred Stock) a notice specifying (A) the date on which any such record is to be taken for the purpose of such dividend or distribution and a description of such dividend or distribution, (B) the date on which any such Acquisition, reorganization, reclassification, transfer, consolidation, merger, Asset Transfer, dissolution, liquidation, or winding up is expected to become effective, and (C) the date, if any, that is to be fixed as to when the holders of record of Common Stock (or other securities) shall be entitled to exchange their shares of Common Stock (or other securities) for securities or other property deliverable upon such Acquisition, reorganization, reclassification, transfer, consolidation, merger, Asset Transfer, dissolution, liquidation or winding up.

(xi) Automatic Conversion.

(A) Each share of Series B Preferred Stock shall automatically be converted into shares of Common Stock, based on the then-effective Series B Preferred Conversion Rate if, at any time after the one-year anniversary of the Series B Original Issue Date, (x) the Common Stock had a Closing Price for 90 consecutive Trading Days commencing and ending after such one-year anniversary which is at least three times the Series B Preferred Conversion Price in effect on each such Trading Day, and (y) the Shelf Registration (as defined in and provided for in the Investor Rights Agreement, dated as of January 2, 2004, among the Corporation and the other parties thereto) is effective under the Securities Act, and no stop order has been issued with respect thereto, and such registration statement is then usable without restrictions for sales of Common Stock by a holder of the Common Stock to be issued upon conversion of the Series B Preferred Stock.

(B) Each share of Series B Preferred Stock shall automatically be converted into shares of Common Stock, based on the then-effective Series B Preferred Conversion Rate, upon the approval of holders of at least a majority of the outstanding shares of Series B Preferred Stock.

(C) Upon the occurrence of the events specified in subparagraph (A) or (B), the outstanding shares of Series B Preferred Stock shall be converted automatically into fully paid and nonassessable shares of Common Stock at the then effective Series B Preferred Conversion Rate and cash, or Common Stock as provided is Section (d)(xiii) below, equal to the accrued and unpaid dividends on such shares of Series B Preferred Stock without any further action by the holders of such shares and whether or not the certificates representing such shares are surrendered to the Corporation or its transfer agent; provided, however, that the Corporation shall not be obligated to issue certificates evidencing the shares of Common Stock issuable upon such conversion or pay the accrued and unpaid dividends on such shares of Series B Preferred Stock unless the certificates evidencing such shares of Series B Preferred Stock are either delivered to the Corporation or its transfer agent as provided below, or the holder notifies the Corporation or its transfer agent that such certificates have been lost, stolen or destroyed and executes an agreement reasonably satisfactory to the Corporation to indemnify the Corporation from any loss incurred by it in connection with such certificates. Upon the occurrence of such automatic conversion of the Series B Preferred Stock, (x) the Corporation shall notify (the “Automatic Conversion Notice”) each holder of Series B Preferred Stock who is shown to be such a holder on the books of the Corporation as of the time immediately prior to such conversion and (y) the holders of Series B Preferred Stock shall surrender the certificates representing such shares at the office of the Corporation or any transfer agent for the Series B Preferred Stock, which shall be designated in the Automatic Conversion Notice. Thereupon, there shall be issued and delivered to such holder promptly at such office and in its name as shown on such surrendered certificate or certificates, a certificate or certificates for the number of shares of Common Stock into which the shares of Series B Preferred Stock surrendered were convertible on the date on which such automatic conversion occurred plus cash, or Common Stock as provided is Section (d)(xiii) below, equal to the accrued and unpaid dividends on such shares of Series B Preferred Stock.

(xii) Fractional Shares. No fractional shares of Common Stock shall be issued upon conversion of Series B Preferred Stock. All shares of Common Stock (including fractions thereof) issuable upon conversion of more than one share of Series B Preferred Stock represented by a single certificate shall be aggregated for purposes of determining whether the conversion would result in the issuance of any fractional share. If, after the aforementioned aggregation, the conversion would result in the issuance of any fractional share, the Corporation shall, in lieu of issuing any fractional share, pay cash equal to the product of such fraction multiplied by the Common Stock’s fair market value (as determined by the Board of Directors) on the date of conversion.

(xiii) Accrued Dividends. Upon conversion of any shares of Series B Preferred Stock into Common Stock as provided herein, the holders thereof shall be entitled to receive a cash payment in satisfaction of all accrued and unpaid dividends on such shares of Series B Preferred Stock, provided, however, that the Corporation shall have the option to pay such accrued and unpaid dividends in fully paid and nonassessable shares of Common Stock (any such dividends that are paid in shares of Common Stock are herein called “Common Stock Dividends”); provided, however, the Corporation shall not pay any Common Stock Dividends (i) without the consent of the holders of a majority of the Series B Preferred Stock unless the sale, distribution or other disposition of the Common Stock to be paid as part of the Common Stock Dividend by the holders of such Common Stock is registered under the Securities Act by an effective and useable registration statement, on the appropriate Form, all in compliance with the Securities Act and the rules promulgated thereunder, and no stop order has been issued with respect thereto, and (ii) if the payment thereof would cause the Corporation not to be in compliance with Rule 4350(i)(1)(D) of the Nasdaq Stock Market with respect to required stockholder approvals. The Common Stock Dividends shall be paid by delivering to the holders of the Series B Preferred Stock to be converted a number of shares of Common Stock determined by dividing the aggregate dollar amount of dividends accrued and unpaid with respect to the shares of Series B Preferred Stock to be converted (rounded to the nearest whole cent) by the average Closing Price of the Common Stock for the ten (10) consecutive Trading Days immediately prior to the date of payment of the Common Stock Dividend. The Corporation shall not issue fractional shares of Common Stock to which holders may become entitled pursuant to this subparagraph, but in lieu thereof, the Corporation shall deliver cash in an amount equal to the applicable fraction of the Common Stock Closing Price as of the date of payment.

(xiv) Reservation of Stock Issuable Upon Conversion. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Series B Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Series B Preferred Stock. If at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Series B Preferred Stock, the Corporation will take such corporate action as may be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.

(xv) Notices. Any notice required by the provisions of this resolution shall be in writing and shall be deemed effectively given: (i) upon personal delivery to the party to be notified, (ii) when sent by confirmed electronic mail or facsimile, on the next Business Day, (iii) five days after having been sent by registered or certified U.S. mail, return receipt requested, postage prepaid, or (iv) one Business Day after deposit with a nationally recognized overnight courier, specifying next day delivery, with verification of receipt. All notices shall be addressed to each holder of record at the address of such holder appearing on the books of the Corporation.

(xvi) Payment of Taxes. The Corporation will pay all taxes (other than taxes based upon income) and other governmental charges that may be imposed with respect to the issue or delivery of shares of Common Stock upon conversion of shares of Series B Preferred Stock, excluding any tax or other charge imposed in connection with any transfer involved in the issue and delivery of shares of Common Stock in a name other than that in which the shares of Series B Preferred Stock so converted were registered.

(xvii) No Impairment. The Corporation shall not avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but shall at all times in good faith assist in carrying out all such actions as may be reasonably necessary or appropriate in order to protect the Conversion Rights of the holders of the Series B Preferred Stock against impairment. Notwithstanding the foregoing, nothing in this Section (d)(xvii) shall prohibit the Corporation from amending its Certificate of Incorporation (including this resolution) with the requisite consent of its stockholders and the Board of Directors.

(e) Limitation on Reissuance of Shares. No share or shares of Series B Preferred Stock acquired by the Corporation by reason of purchase, conversion or otherwise shall be reissued, and all such shares shall be cancelled, retired and eliminated from the shares of Series B Preferred Stock that the Corporation is authorized to issue.

This Certificate shall become effective at 8:30 a.m. Eastern Standard Time on January 5, 2004.

IN WITNESS WHEREOF, the Corporation has caused this Certificate to be duly executed and acknowledged by its undersigned duly authorized officer this 5th day of January, 2004.

REDBACK NETWORKS INC.

By:	/s/ Thomas L. Cronan III

Name:	Thomas L. Cronan III
Title:	Senior Vice President of Finance and Administration and Chief Financial Officer

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